EXHIBIT 10.2

Restricted Stock Unit Award Agreement

Granted by

PEAPACK-GLADSTONE FINANCIAL CORPORATION

under the

PEAPACK-GLADSTONE FINANCIAL CORPORATION
2025 LONG-TERM INCENTIVE PLAN

This Restricted Stock Unit Award Agreement (“Agreement”) is and shall be subject in every respect to the provisions of the Peapack-Gladstone Financial Corporation 2025 Long-Term Incentive Plan (the “Plan”) of Peapack-Gladstone Financial Corporation (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement.  A copy of the Plan has been provided to each person (“Grantee”) granted a Restricted Stock Unit Award (“Restricted Stock Unit Award”) pursuant to the Plan.  The Grantee of this Restricted Stock Unit Award hereby accepts this Restricted Stock Unit Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (“Committee”) or the Board of Directors shall be final, binding and conclusive upon the Grantee and the Grantee’s heirs, legal representatives, successors and permitted assigns.  Except where the context otherwise requires, the term “Company” shall include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).  Capitalized terms used herein but not defined shall have the same meaning as in the Plan.

1.	Name of Grantee: ____________________________________________

2.	Date of Grant: ____________________________________________

3.	Total number of Restricted Stock Units covered by the Restricted Stock Unit Award: ____________________________________________
(Subject to adjustment pursuant to Section 9 below)

4.	Vesting Schedule. Except as otherwise provided in this Agreement, this Restricted Stock Unit Award will become one-hundred percent (100%) cliff vested on [______] (and 0% vested before that date).

5.	Grant of Restricted Stock Unit Award.

The Restricted Stock Unit Award is an Award denominated in shares of Stock, except that no shares of Stock are actually awarded to the Grantee on the Date of Grant.  The Restricted Stock Units will be credited to the Grantee’s account, subject to the terms of the Plan and this Agreement. The Committee shall impose any conditions or restrictions on any Restricted Stock Unit Awards as it may deem advisable, including purchase price, time-

based restrictions, or holding requirements or sale restrictions.  A Restricted Stock Unit Award will be settled in shares of the Company’s Stock.

6.	Terms and Conditions.
6.1
Dividend Equivalent Rights.  Subject to the restrictions, limitations and conditions described in the Plan and/or this Agreement, Restricted Stock Units will earn dividend equivalent rights during the vesting period at the rate of dividends per share paid by the Company on the Company’s Stock.  Dividend equivalent rights will be accrued but not paid until the Restricted Stock Units are earned, vested and issued.  Dividend equivalent rights will be forfeited if the Restricted Stock Units are forfeited.

6.2	No Voting Rights. The Grantee shall not be entitled to vote the Restricted Stock Units granted hereunder.
7.	Accelerated Vesting on Change in Control, Death or Disability.
7.1
In the event of the Grantee’s Involuntary Termination at or following a Change in Control (including a resignation for “Good Reason”), all Restricted Stock Unit Awards held by the Grantee will become fully vested.  In addition, in the event a successor entity does not assume outstanding Awards granted under the Plan following a Change in Control, such Awards will vest in full.

7.2
In the event of the Grantee’s death or Disability during the vesting period, the Grantee (or the Grantee’s beneficiary, as applicable) shall become fully vested in all outstanding Restricted Stock Unit Awards subject to this Agreement.

7.3
In the event that a Grantee: (i) fails to seek re-election to the Board of Directors, or (ii) seeks re-election to the Board of Directors and is not re-elected during the vesting period, all Restricted Stock Unit Awards granted to a Grantee that have not vested will expire and be forfeited as of the date of the applicable Company stockholder meeting.

7.4	Other than as set forth in Sections 7.1, 7.2 and 7.3 above, no Restricted Stock Unit Award will vest in less than the one (1) year from the date of grant.

8.	Effect of Other Terminations of Service on Award.

8.1
Termination by the Company for Cause.  In the event Grantee’s service with the Company is terminated by the Company for “Cause” all unvested Restricted Stock Units shall be forfeited by Grantee as of the date of Grantee’s termination (the “Termination Date”).

8.2
Termination by Grantee.  If Grantee terminates Service prior to the last vesting date set forth in Section 4 above for any reason not set forth in this Section 8 or Section 7 above, all remaining Restricted Stock Units will be forfeited.

9.	Adjustment Provisions.

This Restricted Stock Unit Award, including the number of shares subject to the Restricted Stock Unit Award will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.4(a) of the Plan.

10.	Miscellaneous.

10.1	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee.
10.2
This Restricted Stock Unit Award shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its principles of conflicts of laws, except as superseded by federal law.

10.3
This Restricted Stock Unit Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of Common Stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

10.4	The granting of this Restricted Stock Unit Award does not confer upon the Grantee any right to be retained in the employ of the Company or any subsidiary.

11.
Section 409A of the Code.

It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Code and Treasury Regulations thereunder, to the extent applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Unit Award set forth above.
PEAPACK-GLADSTONE FINANCIAL CORPORATION

By: ______________________________________

GRANTEE’S ACCEPTANCE
The undersigned hereby accepts the foregoing Restricted Stock Unit Award and agrees to the terms and conditions hereof, including the terms and provisions of the Peapack-Gladstone Financial Corporation 2025 Long-Term Incentive Plan. The undersigned hereby acknowledges receipt of a copy of the Peapack-Gladstone Financial Corporation 2025 Long-Term Incentive Plan and related Prospectus.
GRANTEE

___________________________________________
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